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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 4, 2002, which appears in the October 31, 2002 Annual Report to Shareholders of Strong Advisor Income Funds, relating to the financial statements and financial highlights of Strong Short-Term Global Bond Fund, Inc. (comprised of the Strong Advisor Short Duration Bond Fund and Strong Advisor Strategic Income Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
February 24, 2003